Exhibit 10.155

June 25, 2007

Mr. Torry Berntsen

The Bank of New York

One Wall Street

New York, New York 10286

Re:	Transition Agreement

Dear Torry:

As you are aware, The Bank of New York Company, Inc. (together with its affiliates, the “Company”) and Mellon Financial Corporation (together with its affiliates, “Mellon”) have entered an agreement and plan of merger dated as of December 3, 2006 (as amended and restated from time to time, the “Merger Agreement”), pursuant to which the Company and Mellon will merge (the “Merger”) to form a new corporation as of the consummation of the Merger (the date of consummation, the “Effective Date”) to be named The Bank of New York Mellon Corporation (together with its affiliates, “BNY-Mellon”). By operation of the Merger, BNY-Mellon will succeed to all of the rights and obligations of the Company under this Agreement from and after the Effective Date.

You are currently a senior executive officer of The Bank of New York (the “Bank”). As such, you are an integral part of the Company’s management, and a key participant in the decision-making process relative to the planning and policy for BNY-Mellon. You will become a member of BNY-Mellon’s newly formed “Executive Committee” as of the Effective Date.

The Company believes that it is critical to its continued success, and to the ultimate success of the Merger, that you remain employed with the Bank through the Effective Date, and with BNY-Mellon after the consummation of the Merger. In order to induce you to remain with the Bank through the Merger and with BNY-Mellon after the Merger, the Company offers you the position and benefits provided for in this Transition Agreement (this “Agreement”), including the special protections applicable during the 36-month period following the Effective Date (such period, the “Transition Period”) as described in this Agreement. This Agreement will become effective on the Effective Date; in the event the consummation of the

Merger does not occur for any reason before the date the Merger Agreement terminates by its terms, this Agreement will terminate and will be of no force or effect. Unless you become eligible to receive benefits under Section 3 of this Agreement during the Transition Period, this Agreement will terminate and be of no force and effect as of the end of the Transition Period.

1.	Position with BNY-Mellon.

Your employment with BNY-Mellon will begin on the Effective Date. You will have the position of Senior Executive Vice President of BNY-Mellon and will serve on the BNY-Mellon Executive Committee. Your responsibilities, authority and entitlements will be consistent and commensurate with your position.

2.	Special Team Bonus Award.

The Company and Mellon will propose to BNY-Mellon that, at its organizational meeting, BNY-Mellon adopt a special Transition Team Bonus Award Program for members of BNY-Mellon’s Executive Committee (the “Team Bonus Award Program”) and that you become a participant in, and be granted an award under, the Team Bonus Award Program as of such date (your “Team Bonus Award”). Your proposed Team Bonus Award would generally vest and be payable to you only if you remain continuously employed with BNY-Mellon through the end of the Transition Period, except as otherwise provided in Section 3. The proposed amount of your Team Bonus Award under the proposed Team Bonus Award Program is set forth in the Schedule attached hereto.

3.	Termination Provisions.

(a) Severance Payments. If your employment with BNY-Mellon is terminated during the Transition Period either by BNY-Mellon other than for Cause (as defined in Section 3(c)) or by you for Good Reason (as defined in Section 3(c)), which under either circumstance does not include a termination for death, disability (as defined in Section 3(e)), Retirement (as defined in Section 3(c)) or resignation without Good Reason, then BNY-Mellon will provide to you, within 30 days following your Termination Date (as defined in Section 3(c)) or for Performance Shares and Performance Units, as soon as practicable after the end of the applicable performance period in accordance with the applicable award agreements, if later, the following, subject in each case to Section 2(c) and Section 4(i):

(i) Cash Severance. BNY-Mellon will pay you a lump sum in cash equal to 2 times the sum of (x) your annual base salary in effect immediately before the time a Notice of Termination (as defined in Section 3(c)) is provided to you or is provided by you or, if higher, your annual base salary in effect immediately before the Effective Date, and (y) the highest annual cash bonus earned by you from the Company or BNY-Mellon during the Company’s and BNY-Mellon’s previous 3 completed fiscal years immediately before your Termination Date (the “Bonus Amount”).

(ii) Pro Rata Bonus for Year of Termination. BNY-Mellon will pay you a lump sum in cash equal to the pro rata portion of your annual bonus for the fiscal year in which the Termination Date occurs, in an amount equal to the result of multiplying (x) the Bonus

Amount, and (y) a fraction, the numerator of which is the number of calendar days in the year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365.

(iii) Equity Awards.

(A) Unearned Performance Units. BNY-Mellon will pay you a pro rata portion of any of your unearned Performance Units, based on the number of full months of the relevant “Performance Cycle Measurement Period” (as defined in the Performance Share Agreement of the Company’s 2003 Long-Term Incentive Plan (“LTIP”)) which have elapsed before your Termination Date, to the extent such Performance Units are earned based on actual performance at the end of the applicable Performance Cycle Measure Period, and the remainder of your Performance Units will be cancelled.

(B) Earned Unvested Performance Shares. At your Termination Date, any Performance Shares awarded to you under the Performance Share Agreement of the LTIP (or any successor plans) to the extent earned as of your Termination Date based on actual performance at the end of the applicable performance period will be deemed non-forfeitable, and you will be fully vested in such Performance Shares.

(C) Restricted Stock Awards. Except as otherwise provided for in your April 2, 2007 restricted share unit award, at your Termination Date, the restrictions applicable to all shares of restricted stock and restricted share units awarded under the LTIP (or any successor plans) will lapse, and you will be fully vested in all such shares and share units.

(D) Stock Options. Except as otherwise provided for in your April 2, 2007 stock option award, any stock options granted under the LTIP (or any prior or successor plans) (the “Options”) that are unvested at your Termination Date will fully vest upon your Termination Date or if later, one year following the grant date of the applicable Option, and such Options will remain exercisable for 5 years after the Termination Date if you are eligible for Retirement on such date, or (y) 3 years after the Termination Date if you are not eligible for Retirement on such date (but in no event later than the original expiration date of the Options), notwithstanding any Option terms which may be to the contrary.

(E) BNY-Mellon Equity. Any shares of restricted stock and restricted share units and any other forms of equity compensation (other than performance shares, performance units and stock options) awarded to you following the Effective Date by BNY-Mellon that remain unvested at your Termination Date will immediately vest in full, and all restrictions thereon will immediately lapse. Any options to purchase shares of BNY-Mellon granted to you by BNY-Mellon after the Effective Date will vest and remain exercisable in accordance with the terms of the applicable BNY-Mellon plans and award agreements. Any performance shares and performance units granted to you by BNY-Mellon after the Effective Date will vest on a pro-rata basis, based on the number of full months of the relevant performance period which have elapsed before your

Termination Date, and will be payable to the extent earned based on actual performance as of the end of such performance period in accordance with the terms of the applicable BNY-Mellon plans and award agreements.

(iv) Team Bonus Award. Your Team Bonus Award, if granted by BNY-Mellon, will vest in full and be paid in accordance with the terms of the Team Bonus Award Program.

(v) Retirement Plan Payment. BNY-Mellon will pay to you the lump sum actuarial equivalent (utilizing actuarial assumptions no less favorable to you than those in effect under the Company’s Retirement Plan on the date of this Agreement) of the excess of the (A) benefits under the Company’s Retirement Plan and Excess Benefit Plan and any other defined benefit retirement plans of the Company and BNY-Mellon (excluding, however, any nonqualified supplemental executive retirement plan (“SERP”) in which you may have rights) (collectively, the “Defined Benefit Plans”) which you would receive if your employment continued for 2 years after your Termination Date, assuming for this purpose that (x) your accrued benefits under the Defined Benefit Plans were fully vested, (y) in each of the 2 years you received salary at the annual rate in effect immediately before your Termination Date and bonus compensation equal to the Bonus Amount and (z) there was no reduction or offset under the Defined Benefit Plans for the actuarial value of your account under the Company’s Employee Stock Ownership Plan (the “ESOP”), over (B) the vested accrued benefits payable under the Defined Benefit Plans as of your Termination Date if there was no reduction or offset thereunder for the actuarial value of your ESOP account. For the avoidance of doubt, the payments under this Section 3(a)(v) are in addition to any rights to payment you may have with respect to vested accrued benefits under the Defined Benefit Plans as of your Termination Date.

(vi) Welfare Benefits. BNY-Mellon will maintain in full force and effect, for you and your dependents, for a period terminating on the earliest of (a) 2 years after your Termination Date, (b) the commencement date of equivalent benefits from a new employer or (c) your attainment of age 65, all insured and self-insured employee welfare benefit plans in which you were entitled to participate immediately before your Termination Date, to the extent that your continued participation is possible under the general terms and provisions of such plans (and any applicable funding media) and that you continue to pay an amount equal to your regular contribution to participate in such plans. If your participation in any such plan is barred, BNY-Mellon will arrange, at its sole cost and expense, to cause to have issued for your dependents’ and your benefit individual policies of insurance providing benefits substantially similar (on a pre-tax basis) to those which you otherwise would have been entitled to receive under such plans pursuant to this Section 3(a)(vi). If such insurance is not available at a reasonable cost to BNY-Mellon, BNY-Mellon will provide you and your dependents with equivalent benefits (on a pre-tax basis). You will not be required to pay any premiums or other charges (other than any applicable taxes) in an amount greater than that which you would have paid in order to participate in such plans. Notwithstanding anything to the contrary herein, no benefits will be provided pursuant to this Section 3(a)(vi) to the extent such benefits would result in the duplication of any benefits provided to you under another BNY-Mellon plan.

(b) Release Condition and Restrictive Covenants. In consideration of and as a condition to your receipt of the compensation and benefits to be provided to you under this

Agreement, and in recognition of your access to the confidential and proprietary information and valued client relationships and trade secrets of the Company and, in the future, BNY-Mellon, if on your Termination Date you are eligible to receive Severance Payments under Section 3(a) of this Agreement, you agree that (A) you will execute a release in favor of BNY-Mellon and all of its affiliates substantially in the form attached to this Agreement as Exhibit A, and the release must become effective and irrevocable in accordance with its terms and (B) you will be subject to the following:

(i) Noncompete. During your employment and through the end of the Restricted Period, you will not, directly or indirectly (A) hold a 3% or greater equity, voting or profit participation interest in a Competitive Enterprise (as defined below) or (B) render any services, whether as an employee, officer, consultant, agent or otherwise, to a Competitive Enterprise (as defined in Section 3(c)) including, without limitation, engaging in, directly or indirectly, or managing or supervising personnel engaged in, any of the Relevant Activities (as defined in Section 3(c)).

(ii) Nonsolicit of Employees. During your employment and through the end of the Restricted Period, you will not, directly or indirectly, for yourself or for any third party, solicit, influence, encourage, induce, recruit or cause any employee of BNY-Mellon or any person who was an employee of the Company, Mellon or BNY-Mellon within the 6 month period before your Termination Date to resign from BNY-Mellon or to apply for or accept employment with any Competitive Enterprise.

(iii) Nonsolicit of Customers. During your employment and through the end of the Restricted Period, you will not directly or indirectly (A) solicit or attempt to solicit any of the BNY-Mellon clients and/or customers for whom you, the Company, Mellon or BNY-Mellon either performed the Relevant Activities, or actively solicited work from during the 6-month period before your Termination Date, to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with BNY-Mellon or (B) otherwise interfere with or damage any relationship between BNY-Mellon and any such client or customers.

(iv) Nondisclosure. During your employment and thereafter, you will not at any time communicate or disclose to any unauthorized person, without the written consent of BNY-Mellon, any proprietary processes of BNY-Mellon or other confidential information concerning its business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of BNY-Mellon. You understand, however, that the obligations of this Section 3(b)(iv) shall not interfere with your: (a) making any disclosure of information in any action or proceeding relating to this Agreement or as otherwise required by law or legal process; or (b) participating, cooperating, or testifying in any action, investigation or proceeding brought by any governmental agency or legislative body, any self-regulatory organization, or BNY-Mellon’s Legal or Compliance Departments; provided that, to the extent permitted by law, upon receipt of any such subpoena, court order or other legal process compelling the disclosure of any such information, you will give prompt written notice to BNY-Mellon so as to provide it an opportunity to protect its interests in confidentiality to the fullest extent possible. You understand that you will not be entitled to any compensation from BNY-Mellon or to recover monetary damages or any other form of personal relief from BNY-Mellon for your time incurred in responding to or participating in any proceeding relating to any such subpoena, court order or other legal process or otherwise in connection with any such action, investigation or proceeding, provided however, that nothing contained in this Section shall (1) limit your rights or limit the obligations of BNY-Mellon (A) under Section 4(b)(i) of this Agreement or (B) under the by-laws and Certificate of Incorporation of BNY-Mellon, including without limitation, your rights to, and BNY-Mellon’s obligation to provide, indemnification or (2) limit or restrict your rights and remedies against any party other than BNY-Mellon or any of its affiliates or subsidiaries. You also agree to cooperate with BNY-Mellon with respect to any past, present or future legal matters that relate to or arise out of your employment with it or its predecessors. The obligations of this Section 3(b)(iv)) will not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

(v) Nondisparagement. During your employment and thereafter, you will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize BNY-Mellon, any of its affiliates or any of their employees, officers or directors, and BNY-Mellon will instruct the Executive Chairman, the Chairman, the President and the Vice-Chairmen of BNY-Mellon, and the BNY-Mellon directors, not to, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize you.

(vi) Severability; Equitable Relief. You and the Company agree that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arm’s-length negotiations between the parties hereto. Notwithstanding the foregoing, you and the Company agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 3(b) is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the restrictions of this Section 3(b) will remain in full force and effect. You and the Company further agree that if a court of competent jurisdiction determines that any provision of this Section 3(b) is invalid or against public policy, the remaining provisions of this Section 3(b) and the remainder of this Agreement will not be affected thereby, and will remain in full force and effect. Notwithstanding Section 4(h) of this Agreement, in the event of any violation by you of this Section 3(b), BNY-Mellon, in addition to any other remedies it may have, will have the right to institute and maintain a proceeding in a court of competent jurisdiction to compel specific performance of the provisions of this Section 3(b) or to issue an injunction restraining any action by you in violation of this Section 3(b), and/or to obtain other equitable and monetary relief.

(c) Definitions. The following definitions apply for purposes of this Agreement:

(i) “Cause” means termination upon (A) your willful and continued failure to substantially perform your duties with BNY-Mellon other than any such failure resulting from your incapacity due to physical or mental illness after the Board of Directors of BNY-Mellon delivers to you a demand for substantial performance, which specifically identifies the manner in which such Board believes that you have not substantially performed your duties, (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to BNY-Mellon, (C) your conviction of, or plea or nolo contendere to, a felony, (D) your refusal to cooperate in any BNY-Mellon investigations after BNY-Mellon has requested your cooperation, or (E) any other material violations of BNY-Mellon’s written Code of Conduct. For purposes of this paragraph (i), no act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, BNY-Mellon’s best interest. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of BNY-Mellon or based upon the advice of counsel for BNY-Mellon will be conclusively presumed to be done, or omitted to be done, by you in good faith and in BNY-Mellon’s best interests. It is also expressly understood that your attention to matters not directly related to BNY-Mellon’s business will not provide a basis for termination for Cause so long as either the Board of Directors of the Company or BNY-Mellon has approved your engagement in such activities. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of BNY-Mellon at meeting held for that purpose after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors of BNY-Mellon, finding that in the good faith opinion of such Board you were guilty of the conduct set forth above in (A) through (E) of this paragraph (i) and specifying the particulars thereof in detail.

(ii) “Competitive Enterprise” means any business enterprise that either (A) is a banking institution, whether incorporated or not, a substantial portion of the business of which consists of exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency pursuant to 12. U.S.C. 92a, that competes anywhere with any trust, safekeeping, custodial or related activities that BNY-Mellon is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any such banking institution.

(iii) “Good Reason” means your termination of your employment during the Transition Period based on the occurrence of any of the following events without your prior written consent if within 30 days after receipt from you of a notice describing the circumstances that constitute Good Reason BNY-Mellon fails to cure such circumstances:

(A) your removal from BNY-Mellon’s Executive Committee;

(B) any material and adverse change in your duties or responsibilities with BNY-Mellon (including your reporting responsibilities), or any material and adverse change in your corporate title or status with BNY-Mellon, in any case from that established by BNY-Mellon as of the Effective Date, consistent with the position set forth in Section 1 of this Agreement;

(C) BNY-Mellon’s reduction of your base salary or reduction of your annual and long-term target bonus opportunities (other than any across-the-board bonus opportunity reductions applicable to all members of the Executive Committee), in each case as in effect immediately before the Effective Date. Subject to the foregoing, you acknowledge that a reduction in your earned annual or long term bonus amounts do not constitute Good Reason under this Agreement as long as any such amounts have been determined and earned in accordance with the applicable bonus opportunity guidelines;

(D) BNY-Mellon’s requirement that you are based at an office located more than 50 miles from where your office with BNY-Mellon is located established as of the Effective Date, except for travel required by BNY-Mellon’s business or travel to an extent substantially consistent with your business travel obligations for the Company immediately before the Effective Date; or

(E) BNY-Mellon’s failure to obtain from any Successor (defined below) the assent to this Agreement contemplated by Section 4(a)(i) hereof.

If you do not provide written notice to BNY-Mellon within 90 days after you have knowledge that an event constituting Good Reason has occurred and terminate employment within two years following the first occurrence of such event, that event will no longer constitute Good Reason.

(iv) “Relevant Activities” include any activity (A) which is similar or substantially related to any activities in which you were engaged, in whole or in part, at the Company or BNY-Mellon; (B) for which you had direct or indirect managerial or supervisory responsibility at the Company or BNY-Mellon or (C) which calls for the application of the same or similar specialized knowledge or skills as those used by you in your activities with the Company and BNY-Mellon.

(v) “Restricted Period” means the period beginning on your Termination Date and ending on the date 12 months thereafter.

(vi) “Retirement” means termination after you reach age 55.

(vii) “Termination Date” means (a) if your employment is terminated by BNY-Mellon for Cause or by you for Good Reason, the date specified in the Notice of Termination, or (b) if your employment is terminated by BNY-Mellon for any reason other than Cause, the date specified in the Notice of Termination, which in no event will be a date earlier than 90 days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. If BNY-Mellon terminates your employment for Cause, and if you have not previously expressly agreed in writing to the termination, then within 30 days after your receipt of the Notice of Termination with respect thereto, you may notify BNY-Mellon that a dispute exists concerning the termination, in which event the Termination Date will be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 4(h) hereof. During the pendency of any such dispute, BNY-Mellon may place you on unpaid leave, provided that you will be permitted to continue to participate in any BNY-Mellon group health plans in which you were a participant just before the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 4(h).

(d) Notice of Termination. Any purported termination by you or BNY-Mellon occurring after the Effective Date will be communicated to the other party by a written Notice of Termination. For purposes of this Agreement, “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon.

(e) Death or Disability. If your employment terminates due to your death or “disability” (as defined for purposes of the Team Bonus Award Program, or if no such definition applies, under the BNY-Mellon disability policy then in effect) during the Transition Period, in addition to any other rights you may have, you will be entitled to full vesting and payment of your Team Bonus Award. Notwithstanding anything to the contrary herein, for purposes of this Agreement, a termination as a result of your death or disability will not be treated as a termination other than for Cause pursuant to Section 3(a).

4.	Additional Provisions.

(a) Successors; Binding Agreement.

(i) BNY-Mellon will require, by agreement in form and substance reasonably satisfactory to you, assent to the fulfillment of BNY-Mellon’s obligations under this Agreement from any Successor (as defined herein). For purposes of this Agreement, “Successor” means any person (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that succeeds to, or has the practical ability to control (either immediately or with the passage of time), BNY-Mellon’s business directly, by merger or consolidation, or indirectly, by purchase of the combined voting power of BNY-Mellon’s then outstanding securities or otherwise.

(ii) This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(iii) For purposes of this Agreement, references to “BNY-Mellon” include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which BNY-Mellon ceases to exist, including but not limited to any Successor.

(b) Fees, Expenses and Interest; Mitigation.

(i) BNY-Mellon will reimburse you, on a current basis, for all reasonable legal fees and related expenses you incur in connection with this Agreement after the Merger, including, without limitation, all such fees and expenses, if any, that you incur in (1) contesting or disputing any termination of your employment, or which you incur in seeking advice with respect to the matters set forth in this Agreement; (2) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld or ultimately successful on the merits and (3) responding to any subpoena, court order or other legal process as described in Section 3(b)(iv). You will be required, however, to repay any such amounts to BNY-Mellon to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith. In addition to the fees and expenses provided herein, you will also be paid interest on any disputed amount ultimately paid to you at the prime rate announced by BNY-Mellon from time to time from the date payment should have been made until paid in full. Such rights are in addition to and shall not limit any indemnification rights you may have under the Certificate of Incorporation of BNY-Mellon, and the by-laws of the Company and The Bank of New York.

(ii) You will not be required to mitigate the amount of any payment BNY-Mellon becomes obligated to make to you in connection with this Agreement by seeking other employment or otherwise.

(c) Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

(d) Survival. The respective obligations of, and benefits afforded to, BNY-Mellon and you under this Agreement will survive termination of this Agreement, except in the event that the consummation of the Merger does not occur.

(e) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, to the appropriate address set forth on the first page of this Agreement, provided that all notices to BNY-Mellon will be directed to the attention of the General Counsel of BNY-Mellon, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

(f) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and, before the Effective Date, the Company, and after the Effective Date, BNY-Mellon. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York applied without regard to conflict of laws principles.

(g) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. Any such invalid or unenforceable provision shall be deemed severed from, and no longer a part of, the remaining provisions of this Agreement.

(h) Arbitration. Other than as specifically described in Section 3(b)(vi) of this Agreement, any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in New York City by 3 arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. BNY-Mellon will bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 4(h).

(i) Section 409A of the Code. If your termination of employment occurs during 2007, there will be no payment under Section 3(a)(iii)(A), (B) or (C) until January 1, 2008 unless the LTIP and the accompanying award agreement would have provided for an earlier payment on such termination. In addition, if you are a “specified employee” within the meaning of Section 409A of the Code at the time of your termination of employment, any payments to you pursuant to Section 3(a)(i), Section 3(a)(iii) (other than with respect to stock options, restricted shares or performance shares that are not subject to Section 409A of the Code), Section 3(a)(v), and any benefits to you pursuant to Section 3(a)(vi) to the extent required by Treas. Reg. §409A-1(a)(5), will be delayed until the day after the six-month anniversary of your Termination Date, or if earlier, the date of your death (at which time you will be provided with all payments that would have been made to you through such time but for this sentence and provided reimbursement for all benefits that would have been provided to you through such time but for this sentence). Without limiting the foregoing, this Agreement will be interpreted in a manner to avoid adverse consequences to you under Section 409A of the Code. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, after giving effect to the first two sentences of this Section 4(i), you and BNY-Mellon will agree on a modification to the Agreement in the least restrictive manner necessary in order to, where applicable (1) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A, or (2) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications such that you will receive all payments and benefits hereunder in the shortest amount of time from the date otherwise due, while no portion of any payments to you hereunder will be subject to the excise taxes of Section 409A of the Code, in each case, without any diminution in the value of the payments to you.

*            *            *            *

If this Agreement is acceptable to you, please sign both copies of this letter indicating your agreement to its terms, keep one signed copy of the letter for yourself and return the other signed copy to me. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

We thank you for the valuable services you have performed for the Company, and we look forward to your continued contribution to the success of the Company through its transition into BNY-Mellon.

Sincerely,

The Bank of New York Company, Inc.

/s/ Thomas A. Renyi
Name: Thomas A. Renyi
Title: Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Torry Berntsen
Torry Berntsen

Date:	June 25, 2007

Exhibit A

G E N E R A L   R E L E A S E

GENERAL RELEASE (this “Release”), by Torry Berntsen (“you”) in favor of The Bank of New York Mellon Corporation (the “Company”), its subsidiaries, affiliates, and all of their officers, directors, employees, shareholders, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, you have been employed as [Title] of the Company; and

WHEREAS, you are seeking payments under your Transition Agreement, dated June 25, 2007 (as the same may have been amended from time to time, the “Transition Agreement”), with the Company that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. You, for yourself and for your heirs, executors, administrators, successors and assigns, knowingly and voluntarily forever waive, terminate, cancel, release and discharge the Released Parties from and against any and all legally waivable claims, causes of action, allegations, rights, obligations, liabilities or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits’ attorneys’ fees; whistleblower claims; emotional distress’ intentional infliction of emotional distress’ assault’ battery; pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, the Family and Medical Leave Act of 1993, the New York State and New York City anti-discrimination laws, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Company and its affiliates (and their respective predecessors) or the termination of that employment. In addition, in consideration of the provisions of this Release, you further agree to waive any and all rights under the laws of any jurisdiction in the United States or any other country that limit a general release to those claims that are known or suspected to exist in your favor as of the Effective Release Date (as defined below). You also understand you are releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as specifically set forth in the Transition Agreement.

2. Surviving Claims: Notwithstanding anything herein to the contrary, this Release shall not:

(a) release any Claims relating to the payments and benefits set forth in the Transition Agreement;

(b) release any Claims arising after the date of this Release;

(c) limit or prohibit in any way your (or your beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

(d) release the Company’s obligations to you as a past, present, or future customer or client of the Company or its affiliates;

(e) release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, or other vested benefits to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested according to the terms of those plans;

(f) release any claims for indemnification in accordance with applicable laws and the corporate governance documents of the Company including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by you as an officer or director of the Company or any right you may have to obtain contribution as permitted by law in the event of entry of judgment. The Claims that are not released pursuant to this Section 2 are collectively referred to as the “Surviving Claims.”

3. Additional Representations and Covenants. You represent and warrant that you have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor have you assigned, pledged, or hypothecated as of the Effective Release Date your claim to any person and no other person has an interest in the claims that you are releasing. You also agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge or other legal proceeding seeking equitable or monetary relief concerning any claim released by you herein, you shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge or other legal proceeding.

4. Your Acknowledgements. You acknowledge and agree that you have read this Release in its entirety and that, except for the Surviving Claims, this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under ADEA. You further acknowledge and agree that:

(a) this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

(b) you are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive;

(c) you have been advised, and are being advised by this Release, to consult with an attorney before executing this Release, and you acknowledge that you have consulted with counsel of your choice concerning the terms and conditions of this Release;

(d) you have been advised, and are being advised by this Release, that you have 21 days within which to consider this Release; and

(e) you are aware that this Release shall become null and void if you revoke your agreement to this Release within 7 days following the date of execution and delivery of this Release. You may revoke this Release at any time during such 7-day period by delivering (or causing to be delivered) to the Company’s Director of Human Resources a written notice of your revocation of this Release. In the event that the 7th day following the date you sign this Release falls on a Saturday, Sunday or legal holiday, you will have until 5:00 p.m. on the next business day to deliver your written notice of revocation. You expressly understand and agree that if you do not sign this Release, or if you revoke it within this 7-day period, you are not entitled to, and will not receive, any of the payments or benefits provided for under the Transition Agreement.

(f) this Release shall become effective and irrevocable on the 8th day following the day on which you have signed it, unless you have revoked it as provided in Paragraph 4(e) above (“Effective Release Date”).

5. Additional Agreements. You acknowledge and represent that you have returned or will return prior to the Effective Release Date, all Company-owned property, including but not limited to, all documents and records, materials, policies, procedures, forms and documents, identification cards, credit cards, telephone cards, files, memoranda, keys and other equipment and/or supplies in your possession, custody or control and all copies thereof, that you have retained no such item in your possession, custody or control, and you understand that the Company has relied upon your representation and that the return of such property is an express condition of your Transition Agreement and this Release. You may retain all benefits-related documents pertaining to you.

Torry Berntsen

STATE OF	)
)ss.:
COUNTY OF	)

On this         day of                    , before me personally came Torry Berntsen to me known and known to me to be the person described in and who executed the foregoing Release and s/he duly acknowledged to me that s/he executed the same.

Notary Public

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Torry Berntsen - Proposed Team Bonus Award: $2,500,000